                                                                      EXHIBIT 12



 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                             Dividends (Dollars in thousands)


                                                                  Three Months ended June 30,        Six Months ended June 30,
                                                               --------------------------------  ---------------------------------

                                                                     2001              2000            2001             2000
                                                               ----------------   --------------  --------------   ---------------
Net income before extraordinary items                                  $32,617          $12,691        $ 38,536         $ 31,499

Add:
 Portion of rents representative
  of the interest factor                                                   197              218             396              462
 Minority interests                                                      1,760              854           2,520            1,699
 Loss on equity investment in joint venture                               (199)               -            (418)               -
 Interest on indebtedness                                               35,834           39,752          73,055           78,826
                                                                ---------------   --------------  --------------   --------------
  Earnings                                                             $70,209          $53,515        $114,089         $112,486
                                                                ===============   ==============  ==============   ==============

Fixed charges and preferred stock dividend:
 Interest on indebtedness                                               35,834           39,752          73,055           78,826
 Capitalized interest                                                      911              990           1,679            1,954
 Portion of rents representative
  of the interest factor                                                   197              218             396              462
                                                                ---------------   --------------  --------------   --------------
  Fixed charges                                                         36,942           40,960          75,130           81,242
                                                                ---------------   --------------  --------------   --------------
Add:
 Preferred stock dividend                                                8,590            9,221          17,653           18,629
                                                                ---------------   --------------  --------------   --------------

  Combined fixed charges and preferred stock dividend                  $45,532          $50,181        $ 92,783         $ 99,871
                                                                ===============   ==============  ==============   ==============

Ratio of earnings to fixed charges                                        1.90  x          1.31 x          1.52 x           1.38 x

Ratio of earnings to combined fixed charges
  and preferred stock dividend                                            1.54             1.07            1.23             1.13